Exhibit 10.1

First Amendment to Amended and Restated Employment Agreement

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is entered into as of May 18, 2026 (the “Amendment Effective Date”), by and between Jet.AI Inc., a Delaware corporation (the “Company”), and Michael Winston (“Executive” and, together with the Company, the “Parties”, and each, a “Party”).

RECITALS:

The Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of December 31, 2025 (the “Employment Agreement”).

Section 5 of the Employment Agreement sets forth certain noncompetition, nonsolicitation and confidentiality covenants applicable to Executive, including noncompetition restrictions in Section 5(a), nonsolicitation of employees in Section 5(b), and nonsolicitation of customers and vendors in Section 5(c), in each case applicable during the “Restricted Period” (as defined in the Employment Agreement).

The Parties desire to amend the Employment Agreement in order to (1) change the duration of the noncompetition and customer and vendor nonsolicitation covenants so that such restrictions apply for a period ending two years following the Termination Date (as defined in the Employment Agreement), while maintaining a one-year duration for the employee nonsolicitation covenant set forth in Section 5(b), and (2) provide for adequate consideration to Executive in respect of the restrictive covenants contained in Section 5 of the Employment Agreement.

Section 11 of the Employment Agreement provides that no provision of the Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an authorized officer of the Company.

The Parties desire that the Employment Agreement be amended only as expressly set forth herein, and that, except as so amended, the Employment Agreement continue in full force and effect in accordance with its terms.

The Parties acknowledge and agree that this Amendment and the transactions contemplated hereby are supported by good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated into and made a part of this Amendment as if set forth in full herein, and the mutual covenants and agreements contained herein and in the Employment Agreement, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT:

A.	Amendments to Section 5(a) of the Employment Agreement. Section 5(a) of the Employment Agreement, entitled “Noncompetition,” is hereby amended in its entirety solely with respect to the duration of the Restricted Period applicable to such noncompetition covenant. Accordingly, the phrase: “commencing on the Effective Date and ending one year following the Termination Date (the ‘Restricted Period’)” as it appears in Section 5(a) of the Employment Agreement, is hereby deleted and replaced with the following phrase: “commencing on the Effective Date and ending two years following the Termination Date (the ‘Restricted Period’)”. For the avoidance of doubt, except as expressly modified by the foregoing sentence, all other terms, conditions and provisions of Section 5(a) of the Employment Agreement, including the definition of “Competitor,” the geographic scope of the restrictions, and the carve-out permitting passive ownership of not more than one percent (1%) of the fully-diluted shares of a publicly traded corporation, shall remain unchanged and in full force and effect.

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B.	No Change to Section 5(b) (Nonsolicitation of Employees). The Parties expressly acknowledge and agree that Section 5(b) of the Employment Agreement, entitled “Nonsolicitation of Employees,” shall remain unchanged by this Amendment and shall continue to apply during the “Restricted Period” as that term is defined and used in Section 5(b) as of the date of this Amendment, such that the duration of Executive’s nonsolicitation of employees covenant remains one year following the Termination Date. The Parties further acknowledge that, in light of enforceability considerations, they have intentionally agreed not to extend the duration of the employee nonsolicitation covenant in Section 5(b) beyond one year following the Termination Date.

C.	Amendment to Section 5(c) (Nonsolicitation of Customers and Vendors). Section 5(c) of the Employment Agreement, entitled “Nonsolicitation of Customers and Vendors,” is hereby amended in its entirety solely with respect to the duration of the Restricted Period applicable to such customer and vendor nonsolicitation covenant. Accordingly, wherever Section 5(c) refers to the Restricted Period as ending “one year following the Termination Date,” such reference is hereby deleted and replaced with the following phrase: “two years following the Termination Date”. For the avoidance of doubt, except as expressly modified by the foregoing sentence, all other terms, conditions and provisions of Section 5(c) of the Employment Agreement, including the definitions of “Customers” and “Vendors” and the scope of prohibited activities, shall remain unchanged and in full force and effect.

D.	Conforming Effect on Use of “Restricted Period” for Sections 5(a), 5(c), 5(g)(iv), 5(g)(vi), and 17). For the avoidance of doubt, each reference in Section 5(a), Section 5(c), Section 5(g)(iv), Section 5(g)(vi), and Section 17 of the Employment Agreement to the “Restricted Period” shall, from and after the Amendment Effective Date, be deemed to refer to the period commencing on the Effective Date (as defined in the Employment Agreement) and ending two years following the Termination Date (as defined in the Employment Agreement), as amended pursuant to Section A and Section C of this Amendment.

E.	Additional Paragraph in Section 5 – Consideration for Restrictive Covenants. Section 5 of the Employment Agreement is hereby amended to add the following new subsection immediately following subsection 5(g) (and prior to any concluding sentence or provision of Section 5 confirming survival), which shall be designated as subsection 5(h): “h. Adequate Consideration for Restrictive Covenants. In further consideration of Executive’s agreements and covenants set forth in this Section 5, including, without limitation, the noncompetition covenant in Section 5(a), the employee nonsolicitation covenant in Section 5(b), and the customer and vendor nonsolicitation covenant in Section 5(c), the Company shall pay to Executive a one-time bonus payment in the amount of one thousand dollars ($1,000.00) (the ‘Restrictive Covenants Consideration’). The Restrictive Covenants Consideration shall be paid in a lump sum within thirty (30) days following the Amendment Effective Date (as defined in that certain First Amendment to Amended and Restated Employment Agreement between the Company and Executive). Executive acknowledges and agrees that (i) the Restrictive Covenants Consideration constitutes fair, adequate and sufficient consideration for Executive’s entry into and continued compliance with the covenants and obligations set forth in this Section 5, (ii) such consideration is in addition to, and independent of, any other compensation, benefits or rights to which Executive is or may become entitled under this Agreement or otherwise, and (iii) the payment and receipt of the Restrictive Covenants Consideration is intended by the Parties to support and enhance the enforceability of the restrictive covenants contained in this Section 5 under applicable law, including, without limitation, the laws of the State of Nevada.”

The existing concluding sentence or subsection of Section 5 that begins “Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive…” shall be deemed renumbered or restated as necessary to follow immediately after new subsection 5(h), and any cross-references within the Employment Agreement to the subsections of Section 5 shall be deemed automatically updated to reflect the addition of new subsection 5(h).

F.	Additional Paragraph in Section 5 – Clawback; Recoupment of Closing Equity Awards. Section 5 of the Employment Agreement is hereby amended to add the following new subsection immediately following subsection 5(h) (and prior to any concluding sentence or provision of Section 5 confirming survival), which shall be designated as subsection 5(i): “In the event that the Executive breaches any of the restricted covenants set forth in Sections 5, 17, and 19 of this Agreement, the Company reserves the right to recover any incentive-based compensation, bonuses, or other financial benefits previously awarded to the Executive. This recovery may include, but is not limited to, repayment of cash bonuses, cash payments representing synthetic equity or performance share unit awards, forfeiture of stock options, and reimbursement of any other incentive-based compensation. This clawback right is in addition to clawback rights articulated in the Jet AI, Inc. Clawback Policy, as adopted March 14, 2025. The determination of whether Executive have breached a restricted covenant shall be at the sole discretion of the Company, and the Company shall notify the Executive of any amounts subject to clawback. Executive agrees to repay such amounts within sixty (60) days upon receipt of notice from the Company. This provision shall survive the termination of this Agreement and remain in effect for two (2) years following the Executive’s separation from the Company.

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G.	Acknowledgments Regarding Reasonableness and Enforceability

1.	Reasonableness of Restrictions. Executive hereby acknowledges and agrees that: (i) Executive’s position with the Company as Executive Chairman and Interim Chief Executive Officer is a position of trust and confidence in which Executive has had, and will continue to have, access to highly sensitive Confidential Information (as defined in the Employment Agreement) and intimate knowledge of the Company’s relationships with its employees, Customers and Vendors (as defined in the Employment Agreement); (ii) the extension of the duration of the noncompetition and customer and vendor nonsolicitation covenants to a period ending two years following the Termination Date (as defined in the Employment Agreement), while leaving the employee nonsolicitation covenant at one year following the Termination Date (as defined in the Employment Agreement), is fair, reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, its Confidential Information (as defined in the Employment Agreement), goodwill, customer and vendor relationships, and investment in Executive; and (iii) the restrictions contained in Section 5 of the Employment Agreement, as amended by this Amendment, will not prevent Executive from earning a livelihood or working in Executive’s chosen profession following the termination of Executive’s employment with the Company.

2.	Independent Covenants. Executive further acknowledges that each of the covenants set forth in Section 5 of the Employment Agreement, as amended hereby, is separate and independent, and that the existence of any claim or cause of action by Executive against the Company, whether based on this Amendment, the Employment Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants, including, without limitation, the extended duration applicable to the noncompetition and customer and vendor nonsolicitation covenants.

H.	No Other Modifications; Ratification

1.	Continuing Effect of Employment Agreement. Except as expressly set forth in this Amendment, the Employment Agreement remains unmodified and in full force and effect in accordance with its terms, and is hereby ratified and confirmed in all respects. For the avoidance of doubt, (a) the definitions of “Company’s Business,” “Competitor,” “Confidential Information,” “Customers,” “Vendors,” “Termination Date,” “Restricted Period” (except as and to the limited extent amended in Section A and Section C above), and all other defined terms used in Section 5 of the Employment Agreement shall remain as set forth in the Employment Agreement, and (b) all severance, change of control, bonus, equity, and other compensation and benefit provisions of the Employment Agreement, including Sections 3 and 4 thereof, shall remain in full force and effect, unamended by this Amendment.

2.	No Good Reason or Other Trigger. Executive acknowledges and agrees that (a) the modifications to Section 5 of the Employment Agreement set forth in this Amendment have been negotiated and agreed upon by the Parties on a mutually acceptable basis, (b) such modifications do not constitute, and shall not be deemed to constitute, a “Good Reason Event” or any other basis for Executive to resign for “Good Reason” (as such term is defined in the Employment Agreement) or to claim any severance or other benefits associated with a termination without Cause, and (c) Executive hereby irrevocably waives any right to claim that the execution, delivery or performance of this Amendment gives rise to a Good Reason Event or other constructive termination under the Employment Agreement.

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I.	Miscellaneous.

1.	Governing Law. This Amendment shall be subject to and governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of law under Nevada law that would require or permit the application of the laws of a jurisdiction other than Nevada, consistent with Section 12 of the Employment Agreement.

2.	Amendment; No Waiver. This Amendment may be amended, modified or supplemented only by a written instrument signed by each of the Parties. No waiver of any provision of this Amendment shall be effective unless set forth in a written instrument signed by the Party against whom the waiver is to be enforced. No waiver of any provision of this Amendment shall be deemed a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless expressly provided therein.

3.	Entire Agreement. This Amendment and the Employment Agreement (including all exhibits and schedules thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous negotiations, understandings and agreements, whether written or oral, relating to the subject matter of this Amendment.

4.	Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including, without limitation, in “.pdf” or similar format), or other electronic means of execution and delivery shall be deemed to be original signatures for all purposes.

5.	Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns, in accordance with Section 8 of the Employment Agreement. Executive may not assign any of Executive’s rights or obligations under this Amendment except as expressly permitted under the Employment Agreement.

6.	Headings. The section and subsection headings contained in this Amendment are for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Amended and Restated Employment Agreement as of the Amendment Effective Date.

Jet.AI Inc.

By:	/s/ Ehud Talmor
Name/Title:	Ehud Talmor, Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ Michael Winston
Name/Title:	Michael Winston, Executive Chairman and Interim Chief Executive Officer

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